Exhibit 10.99
MUTUAL SETTLEMENT AND RELEASE AGREEMENT
THIS MUTUAL SETTLEMENT AND RELEASE AGREEMENT (the “Agreement”) is made and entered into as of this 8th day of May, 2009, by and between CHROMCRAFT REVINGTON, INC., a Delaware corporation (the “Company,” as further defined herein), and RICHARD J. GARRITY, a resident of the State of North Carolina (the “Executive,” as further defined herein);
W I T N E S S E T H:
WHEREAS, the Executive previously served as a Senior Vice President of the Company; and
WHEREAS, the Company and the Executive are parties to an Employment Agreement dated March 22, 2007 (the “Employment Agreement”); and
WHEREAS, the Company and the Executive desire to enter into this Agreement to memorialize their mutual understanding and agreement with respect to any and all matters in dispute between them relating to the performance of the Executive’s duties for the Company, as well as to memorialize the severance payments and certain other amounts to be paid by the Company to the Executive;
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements and obligations contained herein, the payments contemplated hereby and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:
Section 1. Payments. The Company agrees to make the following payments to the Executive:
(a)
a lump sum payment of $48,408.50, payable within three (3) business days following the expiration of the Revocation Period (as hereinafter defined) so long as the Executive has not exercised his limited right of revocation as provided in Section 3 hereof (such payment constitutes a payment of $45,000, plus $3,408.50 for reimbursement of premiums actually paid by the Executive associated with four (4) months of COBRA continuation coverage);

(b)
a lump sum payment of $5,000 for certain attorneys fees of the Executive, payable within three (3) business days following the expiration of the Revocation Period (as hereinafter defined) so long as the Executive has not exercised his limited right of revocation as provided in Section 3 hereof; and

(c)
subject to the remaining provisions of this Section 1, up to $835 per month for eight (8) months for reimbursement of the monthly premiums actually paid by the Executive for continuation coverage under the Company’s group health insurance plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”). Such reimbursement shall be paid within fifteen (15) days following the Executive’s payment of each monthly premium for such coverage; provided, however, that the Executive shall provide appropriate written proof to the Company of his payment of each such monthly premium, and the Company shall then confirm the payment of such premium with the health insurer, before any reimbursement to the Executive shall be made.

The payments described in Section 1(a), other than the reimbursement for the COBRA premiums, shall be subject to all required and/or applicable tax withholdings, and the Company shall issue a Form W-2 to the Executive for all such payments. The Company shall issue a Form 1099 to the Executive by reason of the payment described in Section 1(b).
With respect to the lump sum payment described in Section 1(a), the Executive hereby directs the Company to withhold the following amounts related to the Executive’s federal and state income tax obligation: $4,500 for federal income taxes and $2,000 for state income taxes.
The reimbursements described in Section 1(c) shall be paid until the first of the following to occur: (i) December 29, 2009, or (ii) the date that the Executive determines that he no longer desires continuation coverage pursuant to COBRA under the Company’s group health insurance plan, or (iii) the date that the Executive becomes eligible to receive health insurance coverage from another employer.
The Company’s obligation to make any of the reimbursements described in Section 1(c) shall terminate immediately without reinstatement of any obligation of the Company to resume paying or reimbursing the Executive hereunder if the Executive breaches any of the provisions of the Employment Agreement that survive a termination of his employment (including, but not limited to, any of the provisions of Sections 6, 7, 8 or 9 of the Employment Agreement). In addition, in the event that the Executive breaches any of such provisions, then he shall immediately repay to the Company all amounts paid or reimbursed to him pursuant to this Section 1 plus all costs, expenses and reasonable attorneys fees of the Company incurred in pursuing the collection of such amounts and the enforcement of such provisions; provided, however, that any such repayment by the Executive to the Company shall not prevent, limit or affect the Company’s ability to enforce any of such provisions against the Executive.
Section 2. Effective Date. This Agreement is binding upon and effective as to the Company and the Executive on the date hereof (the “Effective Date”), subject to the Executive’s limited right of revocation as provided in Sections 3(a)(ii) and 3(a)(iii) hereof; provided, however, that the Company shall not be obligated to pay any of the amounts or make any of the reimbursements set forth in Section 1 of this Agreement if Executive exercises such limited right of revocation.
Section 3. Mutual Release of Claims. As a material inducement to the parties to enter into this Agreement and in consideration of the mutual releases set forth herein, the Company and the Executive provide the releases as set forth in this Section to the fullest extent permitted by law.
(a) Release of the Company by the Executive. The Executive, for and on behalf of himself and his spouse, children, heirs, executors, administrators, representatives, attorneys, insurers, successors and assigns (hereinafter referred to individually and collectively in this Section 3(a) as the “Executive”), hereby COVENANTS NOT TO SUE or make any demand or claim against and hereby irrevocably, unconditionally and forever waives with respect to, releases and discharges the Company, its subsidiaries and affiliates, its and their respective predecessors and successors, its and their respective former, present and/or future stockholders, members, owners, partners, principals, directors, officers, employees, managers, fiduciaries, administrators, insurers, attorneys, insurers, assigns, representatives and agents, and all parties acting by, through or under or in concert with any of them (collectively, the “Company Released Parties”) for, from and/or relating to any and all complaints, claims, demands, liabilities, obligations, debts, charges, expenses, damages, causes of actions, rights of actions, suits, proceedings, promises, agreements and compensation of any nature whatsoever (including, but not limited to, attorneys’ fees, interest and costs), whether known or unknown, matured or unmatured, suspected or unsuspected, at law or in equity, or otherwise, that exist as of, or may have existed prior to, the Effective Date. Without limiting the generality of the foregoing, the Executive understands and agrees that this release includes and constitutes a complete waiver, discharge and release by the Executive in all capacities (including, but not limited to, as a stockholder, officer, employee, individual or otherwise) of any and all possible claims, suits and actions against each of the Company Released Parties based upon, arising out of or in any manner related to the Executive’s employment, or separation from employment, with the Company and any of its subsidiaries or affiliates; any and all matters arising or learned prior or subsequent to the Executive’s last day of employment with the Company; any claim or defense that the Executive could assert against any of the Company Released Parties relating to any facts or evidence learned prior or subsequent to the Executive’s last day of employment with the Company; all employee benefits, salary and other compensation from the Company or any of its subsidiaries or affiliates; all payments or claims under the Company’s Exec-U-Care plan or program; all expenses incurred while employed by the Company; the Employment Agreement; the Company’s 2007 Executive Incentive Plan (including the short term incentive program or opportunities and the long term incentive program or opportunities under the 2007 Executive Incentive Plan); the Company’s Short Term Executive Incentive Plan (as amended and restated effective January 1, 2002); the Company’s Long Term Executive Incentive Plan (as amended and restated effective January 1, 2002); any plan, policy, program or promise of compensation or employee benefits from any of the Company Released Parties; any cash bonus (discretionary or otherwise) from the Company and any of its subsidiaries or affiliates; any award of restricted stock, stock options or other stock- or equity-based compensation; the Executive’s employment with or termination of employment by the Company or any of its subsidiaries or affiliates; wrongful termination or discharge; breach of contract; breach of good faith or fair dealing; infliction of emotional distress; discrimination based on age, race, sex, religion, national origin, disability, veterans status, sexual orientation, gender identity or any other claim of employment discrimination; claims arising under the following laws and amendments thereto, if any: the Civil Rights Act of 1866 (42 U.S.C. § 1981), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Federal Rehabilitation Act of 1973, the Family and Medical Leave Act, the Fair Labor Standards Act, the Older Workers Benefit Protection Act, and the Employee Retirement Income Security Act of 1974; any other federal or state employment law; any federal or state wage and hour laws; all other similar federal, state or local laws, statutes, rules or regulations; and all other tort or contract claims and other theories of recovery at law, in equity or otherwise. Notwithstanding the foregoing, this release does not affect, release or waive any claim or action by the Executive (I) for enforcement of this Agreement, (II) for payment of any vested benefits owed to him under the Company’s employee stock ownership plan or its savings plan in accordance with the terms of such plans, (III) under the Company’s By-Laws or applicable Delaware law, as each may be in effect from time to time, relating to the indemnification of directors and officers, and (IV) for coverage under the Company’s directors and officers liability insurance policy as may be in effect from time to time; provided, however, that with respect to any claim or action under (III) or (IV) above, such indemnification and insurance coverage shall be provided in accordance with the provisions of the By-Laws, applicable Delaware law and insurance policy as may be in effect from time to time and only so long as the Executive has satisfied all standards of conduct, conditions and other requirements necessary for such indemnification and insurance coverage.
(i) The Executive acknowledges that the Company has advised the Executive to consult with an attorney of the Executive’s own choice prior to signing the release set forth herein, that the Executive has, in fact, engaged an attorney of his own choice, and that the Executive has had ample time and adequate opportunity to discuss thoroughly all aspects of this release with his attorney.
(ii) The Executive acknowledges that the Company has advised him that he has a period of twenty-one (21) days to review and consider the release set forth herein (the “Review Period”). The Executive understands that he may use as much or all of the Review Period as the

Executive desires prior to signing this Agreement. Upon the Executive’s signing of this Agreement, the remaining period within the Review Period shall terminate and expire, and the Executive shall have seven (7) days thereafter to revoke the release set forth herein only with respect to any claim under the Age Discrimination in Employment Act of 1967, as set forth below. The Executive’s decision to execute this Agreement and the timing thereof have been done on a knowing and voluntary basis upon the advice of his own attorney and not through a threat by the Company to withdraw or alter the terms of this Agreement.
(iii) The Executive acknowledges that the Company has advised him that he may revoke the release set forth herein within seven (7) days after signing this Agreement (the “Revocation Period”) only with respect to any claim under the Age Discrimination in Employment Act of 1967. All other portions and provisions of this Agreement (including, but not limited to, the release) are not subject to revocation or rescission by the Executive following the execution of this Agreement.
ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE COMPANY AT THE FOLLOWING ADDRESS NOT LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH (7TH) DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE:
Chromcraft Revington, Inc.
Attn: Myron D. Hamas, Vice President-Finance
1330 Win Hentschel Boulevard
West Lafayette, Indiana 47906
(iv) Nothing contained in the release set forth herein shall be construed to waive or release the Executive’s right to file a charge with the U.S. Equal Employment Opportunity Commission or a similar state or administrative authority; provided, however, that the Executive hereby waives any right to seek or receive any monetary, equitable or other relief as a result of such charge.
(b) Release of the Executive by the Company. The Company, for and on behalf of itself and its affiliates, predecessors, successors, assigns, principals, partners, directors, officers, stockholders, employees and agents (hereinafter referred to individually and collectively in this Section 3(b) as the “Company”), hereby COVENANTS NOT TO SUE or make any demand or claim against and hereby irrevocably, unconditionally and forever waives with respect to, releases and discharges the Executive and his spouse, heirs, executors, administrators, representatives, attorneys, insurers, successors and assigns (collectively, the “Executive Released Parties”) for, from or relating to any and all complaints, claims, demands, liabilities, obligations, debts, charges, damages, causes of actions, rights of actions, suits, proceedings, promises and agreements of any nature whatsoever (including, but not limited to, attorneys’ fees, interest and costs), whether known or unknown, matured or unmatured, suspected or unsuspected, at law or in equity, or otherwise, that exist as of, or may have existed prior to, the Effective Date, including, but not limited to, any and all matters or claims relating to the Executive’s employment by the Company or the performance of his duties while employed by the Company; any and all matters or claims arising or learned prior or subsequent to the Executive’s last day of employment with the Company; any claim or defense that the Company could assert against any of the Executive Released Parties relating to any facts or evidence learned by the Company prior or subsequent to the Executive’s last day of employment with the Company. Notwithstanding the foregoing, this release does not affect, release or waive any claim or action by the Company for enforcement of this Agreement and/or the Employment Agreement.

Section 4. Status of Employment Agreement. The Company and the Executive agree that the Employment Agreement shall remain in full force and effect in accordance with its provisions as set forth in such agreement (including, but not limited to, the Executive’s covenants relating to intellectual property, non-disclosure of confidential information, non-competition and non-solicitation); provided, however, that the payments provided in Section 1 of this Agreement are in full satisfaction and discharge of any and all amounts to be paid under the Employment Agreement (including, but not limited to, any severance and reimbursement for premiums relating to health insurance continuation coverage under COBRA). The Executive represents and warrants to the Company that he has not breached any of the covenants contained in the Employment Agreement that have survived the Executive’s termination of employment by the Company (including, but not limited to, the Executive’s covenants relating to intellectual property, non-disclosure of confidential information, non-competition and non-solicitation).
Section 5. Certain Other Matters.
(a) Compliance with Law. The Executive understands and agrees that he has ongoing responsibilities under and shall comply with the federal securities laws and other applicable laws and legal requirements, including but not limited to the Securities Exchange Act of 1934 and the rules and regulations thereunder.
(b) Non-Disparagement. The Executive shall not publicly disparage or make or publish any negative statements or comments about the Company and any of the Company Released Parties of any kind or character whatsoever. No executive officer of the Company or any member of the Company’s Board of Directors shall publicly disparage or make or publish any negative statements or comments about the Executive of any kind or character whatsoever. In addition, the Company shall respond to all inquiries from potential future employers of the Executive by providing only his date of hire and his last salary and last day of employment. Notwithstanding the foregoing, this Section 5(b) shall not be in effect or binding in connection with any statements made as required by applicable law or any statements made in any suit, action, proceeding, litigation, investigation or discovery (governmental or otherwise) involving Company, any of the Company Released Parties, Executive or any of the Executive Released Parties, provided that the party making any such statement believes in good faith that the statement is true at the time made.
(c) No Assignment. The Executive represents and agrees that he has not made and shall not make any assignment or other transfer of any interest in any claim, right, demand or action which he had, has or may have against the Company or any of the Company Released Parties. The Company represents and agrees that it has not made and shall not make any assignment or other transfer of any interest in any claim, right, demand or action which it had, has or may have against the Executive or any of Executive Released Parties.
(d) Restricted Stock. The Executive understands and agrees that he held 5,000 shares of restricted common stock of the Company on his last day of employment with the Company and that such shares did not vest and are not eligible to vest at any time. In accordance with the Restricted Stock Award Agreement between the Company and the Executive, such shares have been forfeited by the Executive and have reverted back to the Company, and the Executive has no rights or claims to such shares.
(e) Executive’s New Position. The Executive has informed the Company that he desires to accept an offer of employment from Aspen Furniture — aspenhome (the “New Employer”) and that this employment will involve primarily logistics and distribution activities for the New Employer. The Company and the Executive hereby understand and agree that (i) the Executive’s employment by the New

Employer would be prohibited by the covenants set forth in Section 7 (Non-Competition) of the Employment Agreement, (ii) the Company hereby waives compliance by the Executive with such non-competition covenants only so long as the Executive’s employment by the New Employer involves primarily logistics and distribution activities, duties and responsibilities, and (iii) the covenants of the Executive contained in the Employment Agreement that have survived the Executive’s termination of employment by the Company (including, without limitation, the covenants relating to non-disclosure of confidential information, non-competition, non-solicitation and intellectual property set forth in Sections 6, 7, 8 and 9, respectively, of the Employment Agreement) shall be unaffected and shall remain in full force and effect and binding upon the Executive, subject to the Company’s limited waiver above.
(f) Company Savings Plan. The Company’s matching contribution under its Savings Plan related to the Executive’s deferrals and eligible wages in the year ended December 31, 2008 shall be made by December 31, 2009 as required by such plan.
(g) Return of Company Property. The Executive represents and warrants to the Company that he has returned to the Company and ceased using all vehicles, equipment, computers, mobile telephones, personal data assistants, BlackBerrys, credit cards, keys, access cards, passwords and other property of the Company that were in the Executive’s possession or control, or the location of which the Executive knew, on his last day of employment with the Company.
(h) Confidentiality of this Agreement. The Executive shall not provide a copy of this Agreement, and shall maintain the terms of this Agreement confidential and shall not disclose the terms hereof, to any third party, except to his attorneys, accountants and tax or financial advisors (who shall agree to maintain the confidentiality of this Agreement as aforesaid) or except as required by law.
Section 6. Miscellaneous.
(a) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, executors, representatives and heirs; provided, however, that neither party may assign this Agreement without the prior written consent of the other party except that the Company may, with prior notice to, but without the prior consent of the Executive, assign this Agreement to any subsidiary or successor of the Company (whether in connection with any merger, consolidation, share exchange, combination, change in control, sale of stock, assets or business or similar transaction involving the Company or any of its subsidiaries) and, in the event of any such assignment, this Agreement shall be binding upon such subsidiary or successor. In the event of the Executive’s death, any unpaid balance of the payments described in Section 1 shall be paid to the Executive’s personal representative or estate in accordance with the same payment schedule specified in this Agreement.
(b) Waiver; Amendment. Either party hereto may, by a writing signed by the waiving party, waive the performance by the other party of any of the covenants or agreements to be performed by such other party under this Agreement. The waiver by either party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. The failure or delay of either party at any time to insist upon the strict performance of any provision of this Agreement or to enforce its rights or remedies under this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of such provision, or to pursue any of its rights or remedies for any breach hereof, at a future time.

This Agreement may be amended, modified or supplemented only by a written agreement executed by the Company and the Executive.
(c) Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction, or enforcement of this Agreement.
(d) Severability. All provisions of this Agreement are severable from one another. In case any one or more of the provisions (or any portion thereof) contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.
(e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.
(f) Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to any choice of law provisions, principles or rules thereof (whether of the State of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Indiana. The parties hereto hereby agree that all demands, claims, actions, causes of action, suits, proceedings, counterclaims and litigation between or among the parties relating to this Agreement, shall be filed, tried and litigated only in a federal or state court located in the State of Indiana. In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such court. THE COMPANY AND THE EXECUTIVE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TO THE MAXIMUM EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DEMAND, CLAIM, ACTION, SUIT, PROCEEDING, LITIGATION OR COUNTERCLAIM ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT.
(g) Construction. This Agreement has been negotiated on an arm’s-length basis by the parties hereto with the advice of their own legal counsel and shall be deemed to have been drafted by both parties hereto. This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, any party.
(h) Taxes. All federal, state, local and other taxes (including, but not limited to, interest, fines and penalties) resulting from, imposed upon by virtue of or relating to the payments to the Executive contemplated by or referenced in this Agreement shall be paid by the Executive, other than payment by the Company of its portion of the employer’s share of any FICA or other employment taxes.
(i) Review and Consultation. The Executive hereby acknowledges and agrees that he (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such of his own attorneys, accountants and financial and other advisors as he has deemed appropriate in connection with his execution of this Agreement, and (iv) has executed this Agreement voluntarily. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM THE COMPANY, ANY DIRECTOR, OFFICER OR EMPLOYEE OF COMPANY OR ANY ATTORNEY, ACCOUNTANT OR ADVISOR FOR THE COMPANY.

(j) Recitals. The recitals and “Whereas” clauses contained on page 1 of this Agreement are expressly incorporated into and made a part of this Agreement.
(k) Non-Admission. The Company and the Executive hereby agree that this Agreement does not constitute an admission or evidence of any (i) violation by the Company or the Executive of any statute, law, rule or regulation, or (ii) wrongdoing on the part of the Company or the Executive.
(l) Entire Agreement. This Agreement and the Employment Agreement constitute the entire understanding and agreement between the parties hereto relating to the subject matter hereof and thereof.
* * *
[Signature page follows this page]

IN WITNESS WHEREOF, the Company and the Executive have made, entered into, executed and delivered this Agreement as of the day and year first above written.

“Company” CHROMCRAFT REVINGTON, INC.
By:	/s/ Myron D. Hamas
Myron D. Hamas
Vice President-Finance

“Executive”
/s/ Richard J. Garrity
Richard J. Garrity